Exhibit 99.1

PEC Solutions, Inc. Press Release

For Immediate Release
Tuesday, April 20, 2004
Contact: Martha Hill
Director of Investor Relations
703-679-4900

PEC Solutions Reports First Quarter Results

FAIRFAX, Va. (April 20, 2004) – PEC Solutions, Inc. (NASDAQ NM: PECS), a professional technology services firm specializing in high-end e-Government solutions, today reported first quarter 2004 diluted earnings per share of 12 cents (on 29.8 million shares) for the quarter, compared to 12 cents (on 29.9 million shares) in the comparable quarter a year ago.

Net income was $3.6 million in the first quarter of 2004, compared to $3.5 million in the first quarter 2003.  PEC also reported first quarter 2004 revenue of $40.4 million, compared to $43.5 million for the same period in 2003.

PEC is currently in negotiations regarding one of its state and local contracts. The customer has indicated that it wants to restructure the contract and the Company is actively negotiating with the customer in this regard.  Based upon the current negotiations and under contract accounting, the Company has revised the expected contract value and estimated costs to complete this contract, which resulted in a reduction in revenue and pretax income during the quarter of approximately $700,000.

Stuart Lloyd, PEC’s Chief Financial Officer, commented, “Aside from the adjustment related to this state and local contract, our financial performance for the quarter was consistent with our expectations.   Revenue is expected to be between $41 and $42 million for the second quarter 2004, with diluted EPS for the quarter expected to be between 12 to 13 cents.  Our guidance for full year 2004 revenue is between $172 and $177 million.  EPS is expected to be between 52 and 55 cents.”

Paul Rice, Chief Operating Officer, commented, “The company is focused on capitalizing on our strong legacy position in the Federal technology marketplace through aggressive pursuit of new prime contract opportunities, and durable partnerships with large-scale systems integrators in our core sectors. Several of these partnerships paid off with key contract awards within the Departments of Justice and Homeland Security during the last quarter, and we are positioned well in a number of other opportunities going forward.”

New Business Awards

During the first quarter, PEC received aggregate contract awards and funding valued in the amount of $33.3 million.  The awards included incremental funding across a variety of existing client project activities, as well as new activities or enhanced scope for a number of new project awards.

Homeland Security - Under new or enhanced program activities in the Homeland Security sector, PEC will support initiatives that encompass the full-life cycle of information technology services for components of the Department of Homeland Security (DHS).

PEC was a member of the successful Business Systems Services Team led by IBM which was awarded a contract to provide software development and life-cycle support for the DHS Bureau of Citizenship and Immigration Services.  PEC will assist IBM in a variety of legacy systems areas as the program moves forward.  Under other new activities, the company will perform software development for the Bureau of Immigration and Customs Enforcement, and the U.S. Secret Service; provide strategic management support to the U.S. Coast Guard; and provide expanded biometric collection activities for the Transportation Security Administration.

Criminal Justice and Intelligence - In the Criminal Justice and Intelligence sector, PEC will continue to support components of the Justice Management Division, the Drug Enforcement Administration, the Bureau of Alcohol, Tobacco and Firearms (ATF), the Federal Bureau of Investigation, the Federal Judiciary, and the intelligence community.

PEC was a member of the EDS team that was awarded the ATF’s Enterprise Standard Architecture Program, a managed infrastructure services contract.  PEC will support this activity in the areas of enterprise and configuration management.  Other new activities in this sector include implementation of an Electronic Commerce Fraud System for the Administrative Office of the U.S. Courts (AOUSC), Lotus Notes engineering support for the AOUSC, and corporate systems assessment for an intelligence agency. PEC was also awarded a contract to provide program resources to Louisville/Jefferson County Metro Government for a consolidated communications center for public safety including police, fire and emergency medical departments.

Civilian e-Government  - PEC’s continued business in the Civilian e-Government sector includes systems engineering and development, strategic management services, and business process support.  PEC was awarded new contracts and enhanced funding to support civilian agencies including the Department of Labor, Bureau of the Census, and the Patent and Trademark Office.  The company will also support new programs for the Maryland Department of Health and Mental Hygiene, and Department of Transportation.

Defense - PEC continues to support it’s major activities in the Defense sector including the Navy Marine Corps Intranet (NMCI) program, business and financial management services for the uniformed services, and technology and consulting support for military healthcare organizations.  New activities were undertaken in providing business and financial management support for the U.S. Navy’s Integrated Warfare Systems (IWS) Above Water Sensors Program.

About PEC Solutions, Inc.

PEC, founded in 1985, is a professional services firm that helps government clients harness the power of the Internet and other advanced technologies to improve mission performance.  The company specializes in Web-Enabling Government® by providing secure, interoperable technology solutions for clients in homeland security, criminal justice and intelligence, defense, and civilian agencies within the federal government and at state and local levels.  PEC is based in Fairfax County, Virginia, with offices around the United States.  Visit the company on the Web at www.pec.com.

For more information, contact Martha Hill, PEC Director of Investor Relations, at 703-679-4900.

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections.  PEC assumes no obligation to update the information contained in this press release.  PEC’s future results may be affected by its ability to continue to implement its government technology solutions, its dependence on the Federal Government and state and local governments and other Federal Government contractors as its major customers, timely passage of components of the Federal budget, timely obligations of funding by the Federal and state governments, its dependence on procuring, pricing and performing short-term government contracts, its dependence on hiring and retaining qualified professionals, potential fluctuations in its quarterly operating results, including seasonal impacts, its dependence on certain key employees and its ability to timely and effectively integrate the businesses it may acquire.  For further information about forward-looking statements and specific risks, please refer to PEC’s recent SEC filings, including the company’s 10-K filing on March 15, 2004.

PEC SOLUTIONS, INC.

BALANCE SHEETS

(DOLLARS IN THOUSANDS)

	As of March 31, 2004	As of December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$30,487	$33,401
Short-term investments	39,292	38,274
Accounts receivable, net	52,125	48,356
Other current assets	1,994	1,745
Total current assets	123,898	121,776

Property and equipment, net	26,317	26,674
Investments	39,681	37,587
Goodwill	16,932	16,932
Intangibles, net	2,637	2,849
Other assets	4,593	4,553
Total assets	$214,058	$210,371

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$4,714	$5,576
Advance payments on contracts	686	439
Accrued payroll	3,055	5,503
Accrued vacation	3,407	2,839
Other current liabilities	3,414	1,163
Total current liabilities	15,276	15,520
Long-term liabilities:
Supplemental retirement program liability	1,466	1,417
Deferred rent	1,884	1,790
Long-term lease obligation	23,111	23,062
Total long-term liabilities	26,461	26,269
Total liabilities	41,737	41,789

Commitments and contingencies

Stockholders’ equity:
Undesignated capital stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized, 27,311,371 and 27,303,041 shares issued and outstanding, respectively	273	273
Additional paid-in capital	95,314	95,219
Retained earnings	76,728	73,140
Accumulated other comprehensive income (loss)	6	(50)
Total stockholders’ equity	172,321	168,582
Total liabilities and stockholders’ equity	$214,058	$210,371

PEC SOLUTIONS, INC.

STATEMENTS OF INCOME

(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended
	March 31, 2004	March 31, 2003
	(Unaudited)
Revenues	$40,369	$43,466
Operating costs and expenses:
Direct costs	24,623	26,971
General and administrative expenses	8,495	9,159
Sales and marketing expenses	1,127	1,447
Amortization of intangibles	213	213
Total operating costs and expenses	34,458	37,790
Operating income	5,911	5,676
Investment and other income	499	637
Interest expense	(667)	(660)
Income before income taxes	5,743	5,653
Provision for income taxes	2,155	2,162
Net income	$3,588	$3,491
Earnings per share:
Basic	$0.13	$0.13
Diluted	$0.12	$0.12
Weighted average shares used in computing earnings per share:
Basic	27,307	26,935
Diluted	29,799	29,925

PEC SOLUTIONS, INC.

STATEMENTS OF CASH FLOWS

(DOLLARS IN THOUSANDS)

	Three Months Ending
	March 31, 2004	March 31, 2003
	(Unaudited)
Cash flows from operating activities:
Net income	$3,588	$3,491
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	713	665
Amortization of intangibles	213	213
Amortization of bond premium and discounts, net	88	(79)
Gain on sale of assets	(4)	—
Deferred rent payable	95	118
Deferred income taxes	(106)	(172)
Gain from investment in building	(245)	(237)
Bad debt expense	102	—
Non-cash charge related to building	49	64
Changes in operating assets and liabilities:
Accounts receivable, net	(3,872)	2,962
Other current assets	(149)	1,313
Other assets	(57)	(94)
Accounts payable and accrued expenses	(862)	(3,202)
Advance payments on contracts	248	696
Retirement plan contribution payable	—	647
Accrued payroll	(2,448)	(3,351)
Accrued vacation	568	636
Other current liabilities	2,274	842
Supplemental retirement program liability	43	86
Net cash provided by operating activities	238	4,598
Cash flows from investing activities:
Purchases of property and equipment	(293)	(420)
Proceeds from sale of property and equipment	4	—
Purchases of short-term investments	(13,023)	(8,035)
Proceeds from sale of short-term investments	12,006	11,414
Capitalized software	(43)	—
Purchase of long-term investments	(10,616)	(5,000)
Proceeds from sale of long-term investments	8,641	1,271
Distribution from building investment	101	310
Net cash used by investing activities	(3,223)	(460)
Cash flows from financing activities:
Proceeds from issuance of common stock	71	1,052
Net cash provided by financing activities	71	1,052
Net (decrease) increase in cash	(2,914)	5,190
Cash and cash equivalents at beginning of period	33,401	21,176
Cash and cash equivalents at end of period	$30,487	$26,366

Income taxes paid	$12	$2
Interest paid	$667	$660
Non-cash transactions:
Mature common stock repurchased and retired in exchange for shares in cashless exercise of stock options	$—	$197